EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

WADDELL & REED ADVISORS FUNDS

Supplement dated April 10, 2017 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2016

and as supplemented December 29, 2016 and January 31, 2017

Effective immediately, additional sales charge reduction and waiver categories will be added to certain share classes of Waddell & Reed Advisors Accumulative Fund for purchases through specific intermediaries. Therefore, the prospectus for that fund is amended as follows:

The following is inserted as a new bullet point immediately following the second bullet point of the “Waddell & Reed Advisors Funds — You can get more information about each Fund in the —” section on page 161:

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Appendix B to the Prospectus — Intermediary Sales Charge Discounts and Waivers, which contains more information about specific sales charge discounts and waivers available for shareholders who purchase Fund shares through a specific financial intermediary.

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WADDELL & REED ADVISORS FUNDS

Supplement dated May 18, 2017 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2016

and as supplemented December 29, 2016, January 31, 2017 and April 10, 2017

Effective immediately, the Waddell & Reed Advisors Wilshire Global Allocation Fund (formerly, the Waddell & Reed Advisors Asset Strategy Fund) is no longer offered in this prospectus. As such, all references to that Fund are hereby deleted.

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WADDELL & REED ADVISORS FUNDS

Supplement dated May 18, 2017 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 31, 2017

Effective immediately, the Waddell & Reed Advisors Wilshire Global Allocation Fund (formerly, the Waddell & Reed Advisors Asset Strategy Fund) is no longer offered in this Statement of Additional Information. As such, all references to that Fund are hereby deleted.